SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE FINISH LINE, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1537210 (I.R.S. Employer Identification Number)
3308 N. Mitthoeffer Road Indianapolis, Indiana (Address of Principal Executive Offices)	46235 (Zip Code)

2002 STOCK INCENTIVE PLAN
OF THE FINISH LINE, INC.
(AS AMENDED AND RESTATED JULY 21, 2005)
(Full title of the plan)

Mr. Alan H. Cohen
Chairman of the Board and Chief Executive Officer
The Finish Line, Inc.
3308 N. Mitthoeffer Road
Indianapolis, Indiana 46235
(Name and address of agent for service)

(317) 899-1022
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)

Class A Common Shares	4,000,000	$18.09	$72,360,000	$8,516.77

(1)
In addition to the number of shares set forth above, pursuant to Rule 416, an additional indeterminate number of shares may become subject to the 2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005) by reason of certain events specified in the 2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005).

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)
Calculated pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Class A Common Shares of The Finish Line, Inc., as reported on the Nasdaq National Market on July 22, 2005.

STATEMENT UNDER GENERAL INSTRUCTION E
REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933 to register additional shares of the Registrant’s Common Stock under the 2002 Stock Incentive Plan of the Finish Line, Inc. (As Amended and Restated July 21, 2005) (the “Plan”). This Registration Statement incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8, which was filed on October 8, 2002, as amended pursuant to that Post-Effective Amendment which was filed on August 10, 2004.

This Registration Statement on Form S-8 is filed by The Finish Line, Inc., an Indiana corporation (the “Company” or the “Registrant”), for the purpose of registering 4,000,000 of the Company’s Class A Common Shares (the “Common Share”) issuable to eligible directors, officers and employees under the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2005, filed with the Commission on May 6, 2005;

(b) The Company’s Quarterly Report on Form 10-Q for the period ended May 28, 2005, filed with the Commission on June 23, 2005; and

(c) The description of the Company’s Class A Common Shares contained in the Company’s Current Report on Form 8-K filed with the Commission on August 10, 2004, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Article 10 of the Company’s Restated Articles of Incorporation and Article 9 of its Bylaws provide for (i) mandatory indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or by reason of any action alleged to have been taken or omitted in such capacity and (ii) permissive indemnification of any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Company. Indemnification under the Restated Articles of Incorporation and Bylaws will not be required or permitted where a determination is made by the Board of Directors that indemnification of the director, officer, employee or agent is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in the Restated Articles of Incorporation and Bylaws. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if: (i) the Company receives a written affirmation of the director’s or officer’s good faith belief that the director or officer has met the standard of care described in the Restated Articles of Incorporation and Bylaws; (ii) the Company receives an unconditional written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized in the Restated Articles of Incorporation and Bylaws; and (iii) a determination is made that the facts known to those making the determination would not preclude indemnification under this provision. The expenses incurred by other employees and agents may be paid in advance upon such terms and conditions as the Board of Directors deems appropriate.

Chapter 37 of the Indiana Business Corporation Law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with the defense of proceedings in which they are made parties, or threatened to be made parties, by reason of such relationship to the corporation, except where they are adjudged liable for specific types of negligence or misconduct in the performance of their duties to the corporation. Chapter 37 also requires every Indiana corporation to indemnify any of its directors and, unless such corporation’s articles of incorporation provide otherwise, any of its offices who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred by such director in connection with such proceeding.

The Company has entered into, and the stockholders of the Company ratified, separate but identical indemnity agreements (the “Indemnity Agreements”) with each director of the Company and certain officers of the Company (the “Indemnitees”). Pursuant to the terms and conditions of the Indemnity Agreements, the Company has agreed to indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her arising out of or in connection with any event or occurrence related to Indemnitee’s service or capacity as a director or officer of the Company, or his or her service at the request of the Company as a director, officer, manager, member, trustee, agent or fiduciary of certain other entities, provided that such claim is not for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state law.

The Indemnity Agreements provide that so long as no appropriate reviewing party has determined that the expenses sought to be advanced arise out of, or were based upon a claim in which the Indemnitee failed to meet the standard of conduct, an Indemnitee is entitled to advancement of expenses under the Indemnity Agreement if the Indemnitee submits a:

•	written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct; and

•	an unconditional written statement undertaking to repay the amount to the Company if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

The rights of indemnification provided by the Restated Articles of Incorporation and Bylaws of the Company are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a mater law. Irrespective of the provisions of the Restated Articles of Incorporation of the Company, the Company may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

The Company has purchased a policy of directors’ and officers’ liability insurance.

Item 8. Exhibits

EXHIBIT NUMBER	EXHIBIT

4.1
2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005) (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on June 17, 2005).

4.2	Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 10, 2004).

4.3	Bylaws of the Company (incorporated by reference to Annex 2 to Appendix 1 to the Company’s Definitive Proxy Statement on Schedule 14A filed on June 21, 2004).

5.1	Opinion of Barnes & Thornburg LLP

23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Powers of Attorney (contained on signature page hereto)

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), The Finish Line, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on July 26, 2005.
THE FINISH LINE, INC.
By:	/s/ Alan H. Cohen
Alan H. Cohen
Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Alan H. Cohen and Kevin S. Wampler, and each or any of them, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan H. Cohen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 26, 2005
Alan H. Cohen

/s/ David I. Klapper	Senior Executive Vice President and Director	July 26, 2005
David I. Klapper

/s/ Larry J. Sablosky	Senior Executive Vice President and Director	July 26, 2005
Larry J. Sablosky

/s/ Kevin S. Wampler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 26, 2005
Kevin S. Wampler

/s/ William P. Carmichael	Director	July 26, 2005
William P. Carmichael

/s/ Jeffery H. Smulyan	Director	July 26, 2005
Jeffery H. Smulyan

/s/ Stephen Goldsmith	Director	July 26, 2005
Stephen Goldsmith

/s/ Bill Kirkendall	Director	July 26, 2005
Bill Kirkendall

EXHIBIT NUMBER	EXHIBIT

4.1
2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005) (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on June 17, 2005).

4.2	Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 10, 2004).

4.3	Bylaws of the Company (incorporated by reference to Annex 2 to Appendix 1 to the Company’s Definitive Proxy Statement on Schedule 14A filed on June 21, 2004).

5.1	Opinion of Barnes & Thornburg LLP

23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Powers of Attorney (contained on signature page hereto)